Exhibit 99.2

Trex Company, Inc.

First Quarter 2023 Earnings Conference Call

Monday, May 08, 2023, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Bryan Fairbanks – President, Chief Executive Officer

Dennis Schemm - Senior Vice President, Chief Financial Officer

Amy Fernandez - Vice President, General Counsel

Viktoriia Nakhla - Investor Relations

PRESENTATION

Operator

Good afternoon, and welcome to the Trex Company First Quarter 2023 Earnings Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your telephone keypad, to withdraw your question, please press “*” then “2.” Please note, this event is being recorded.

I would now like to turn the conference over to Viktoriia Nakhla. Please go ahead.

Viktoriia Nakhla

Thank you, Kate, and thank you, everyone, for joining today’s call. With us on the call are Bryan Fairbanks, President and Chief Executive Officer, and Dennis Schemm, Senior Vice President and Chief Financial Officer. Joining Bryan and Dennis is Amy Fernandez, Vice President, General Counsel, as well as other members of Trex management.

The company issued a press release today, after market close, containing financial results for the first quarter, 2023. This release is available on the company’s website. This conference call is also being webcast and will be available on the Investor Relations page of the company’s website for 30 days. I would now like to turn the call over to Amy Fernandez. Amy…

Amy Fernandez:

Thank you, Viktoriia. Before we begin, let me remind everyone that statements on this call regarding the company’s expected future performance and conditions constitute forward-looking statements within the meaning of Federal Securities Law.

These statements are subject to certain risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Q as well as our 1933 and other 1934 Act filings with the SEC.

Additionally, non-GAAP financial measures will be referenced in this call. A reconciliation of these measures to the comparable GAAP financial measure can be found in our earnings press release at trex.com. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events, or otherwise.

With that introduction, I will turn the call over to Bryan Fairbanks.

Bryan Fairbanks

Thank you, Amy, and good evening. Thank you for joining the first quarter 2023 earnings call to review our financial and operating performance. Our solid start to 2023 highlights the Trex Company’s market leadership position, supported by our best-in-class brand, broad product portfolio and our industry-leading channel partners.

These strengths, together with our low-cost manufacturing, new product and materials innovation and our highly skilled employees, enable Trex to effectively navigate the dynamic macro environment. We have executed at a high level and are emerging an even stronger company that creates value for our customers, investors and other stakeholders.

Trex Company, Inc.

Monday, May 08, 2023, 5:00 PM Eastern

Through March, channel and end-market demand for decking was in-line with our expectations after completion of the pro channel inventory recalibration last year and cautious purchase patterns by the channel due to softening economic conditions. The outdoor living category has long represented one of the fastest-growing categories within the repair and remodel sector, which itself is more resilient than other sectors during economic swings.

Our data indicate that the North American consumer remains active in undertaking outdoor living projects and that generally, contractors have strong backlogs entering into the busiest part of the season. Additionally, the conversion to composites from wood continues at an accelerated pace and further strengthens our industry leadership.

Our channel partners and contractors continue to report that the gains made by Trex composites over wood are not being diminished as the price of wood has fallen. We executed to plan during the first quarter, continuing our production at our stated $1 billion level.

Our successful early buy season with demand indicators from our channel partners reinforce our conclusion that we’re producing at the right level. Nevertheless, we have the ability to quickly flex production up or down depending upon demand.

We are taking advantage of this period of lower utilization to implement cost reduction initiatives which we are unable to execute when running at full utilization. The strong sequential improvement in gross margin that we reported in the first quarter was aided by our continuous improvement mindset and fast-return projects that streamline production processes and reduced our input costs.

Our cost reduction efforts are primarily centered on process efficiencies, raw material optimization, enhanced energy efficiency and improvements to raw material processing. Our focus on continuous improvement and capital investment supports our long-term margin improvement goals.

In the first quarter, Trex continued to invest in the brand and marketing programs to help drive consumer demand for existing and newly launched Trex products and strengthen our relationship with our channel partners. We’ve seen robust web volume for trex.com and decks.com with both up strong double digits over the prior year. This is also an indicator that the Trex consumer remains healthy despite economic uncertainty.

Our robust portfolio of outdoor living products is designed to work together seamlessly, enabling contractors and homeowners to create a cohesive, stylish and sustainable living area. Over the last 12 months, we’ve introduced two major decking products, Trex Transcend® Lineage™ and Trex Signature®. Both product lines strengthened our market leadership position and have earned positive feedback from contractors and consumers, underscoring our reputation for innovation that meets the evolving needs of the marketplace.

Our leadership in both brand and sustainability was once again recognized by the industry. Trex was named the most sustainable decking brand for the 13th consecutive year by Green Builder Media while also earning the highest trust rating among 9 decking brands for the third consecutive year, according to a survey by Lifestory Research.

Trex Company, Inc.

Monday, May 08, 2023, 5:00 PM Eastern

Trex also earned top honors in the composite decking and railing categories in Builder Magazine’s 2023 brand use study for the 16th consecutive year, reinforcing its unparalleled prominence and preference among trade professionals. Lineage decking was recognized as a 2023 sustainable product of the year by Green Builder Media based on a sustainability composition as well as its refined aesthetics and enhanced performance.

The entire portfolio of Trex composite decking is made from a blend of 95% recycled polyethylene film and reclaimed wood fibers. Each year, the company diverts more than 1 billion pounds of these materials from landfills for use in our high-performance, low maintenance, eco-friendly decking. Sourcing with sustainability in mind remains a priority for Trex as today’s more eco-conscious consumers consider how to reduce their own environmental impact.

As we continue to elevate our commitment to staff and organizational development, in April, we announced the appointment of Human Resources Executive, Melkeya McDuffie as a new independent member of our board of directors. I’m pleased to welcome Melkeya to the Trex company board. Her experience in corporate strategy, management and talent development make her a great fit for our company.

Now, I’ll turn the call over to Dennis.

Dennis Schemm

Thank you, Bryan, and good evening, everyone. Before I start the financial review, please note that my prepared remarks will compare our first quarter 2023 results to first quarter 2022 Trex Residential performance, given the sale of Trex Commercial at the end of last year. We believe such comparisons provide more meaningful financial information and enhance investors’ and analysts’ ability to compare period-to-period financial results. We have posted all relevant GAAP and non-GAAP quarterly data in our earnings release.

We’ve had a good start to the year and are pleased to deliver first quarter results that were broadly consistent with our plan, as channel inventory levels and market expectations were in-line with our projections. Channel inventory drawdown experienced in the second half of 2022 was completed by the year-end and was effective in rightsizing channel inventory levels.

We saw proof of this as we experienced positive broad-based early buy activity as our channel partners look to replenish their low inventory levels. While channel inventories for distribution and especially dealers are lighter than historical levels, we are confident that with our production capabilities and existing inventories we will adequately support the market through the season.

Net sales were $239 million, which reflected more cautious purchase patterns by the channel due to softening economic conditions in the first quarter of 2023. Recall, the prior year first quarter included a channel inventory build that was relieved later in the year.

We generated a 350 basis point sequential increase in gross margins to 39.6% in the first quarter. This increase was driven by process efficiencies, raw material optimization, enhanced energy efficiency and improvements to raw material processing. In the year ago period, Trex residential gross margin was 40.9%.

Selling, general and administrative expenses were $37 million, or 15.7% of net sales, in the first quarter of 2023 compared to $37.4 million, or 11.4% of Trex Residential net sales, in the first quarter of 2022. The year-over-year variance reflects our return to more normalized branding spending and increased R&D spend to support future sales.

Trex Company, Inc.

Monday, May 08, 2023, 5:00 PM Eastern

2023 first quarter net income was $41 million, or $0.38 per diluted share, compared to $72 million, or $0.63 per diluted share, in the year ago quarter, and EBITDA was $69 million or 28.8% of net sales. This quarter’s performance puts us on track to achieve our full year 2023 EBITDA margin in the range of 26% to 27%.

Cash used in operations was $115.5 million during the first quarter of 2023, primarily related to the timing of accounts receivable collections, which were more aligned with the timing of collections in first quarters prior to 2022.

We anticipate the timing of collections in the second and third quarters of 2023 will be more comparable to those in the second and third quarters of 2022, and that cash flow from operations will be a source of cash as sales strengthen on a seasonal basis and working capital needs diminish.

Capital expenditures in the first quarter were $39 million, primarily related to the construction of our third manufacturing facility in Arkansas and manufacturing improvement initiatives into our core facilities. We expect to continue to prioritize projects to drive further operating efficiencies while making incremental progress on the construction of our Arkansas plant.

Additionally, given our continued financial and operating strength and our confidence in the company’s long-term growth prospects, the Trex board of directors adopted a new stock repurchase program of up to 10.8 million shares of Trex’s outstanding common stock and terminated the existing stock repurchase program. This program has no expiration date.

As we turn to our outlook, we anticipate second quarter 2023 net sales to be in the range of $310 million to $320 million. Recall that the prior year included an inventory build during the second quarter. Excluding that build, our guidance is down low single digits as compared to the prior year.

Additionally, for every $100 million in incremental revenue that we produce, we expect to see gross margin increase in the range of 100 to 150 basis points. Operationally, we continue to prioritize projects to drive further operational efficiencies and generate industry-leading margins and profitability and are well positioned to deliver on our fiscal year 2023 guidance, which includes SG&A in the range of 15% to 16% of net sales, an effective tax rate of approximately 25% to 26%, interest expense in the range of $8 million to $9 million, depreciation in the range of $45 million to $47 million, and capital expenditures in the range of $130 million to $140 million, which primarily relates to the modular build-out of our Arkansas facility calibrated to demand trends.

With that, I’ll now turn the call back to Bryan.

Bryan Fairbanks

Thank you, Dennis. The Trex Company has entered 2023 in a position of market and financial strength, which we plan to leverage to exit the year in an even stronger competitive position. Looking to the long-term, we remain focused on converting consumers to the performance advantage of composites over wood.

This represents a substantial runway for Trex as the expansion of composite penetration from the current 25% to 50% of the decking market equates to an incremental $2 billion in composite sales. And with a 50% share of the composite market, this road map clearly positions Trex for robust long-term growth. I want to recognize the hard work and dedication of the entire Trex team as well as the continued support of our dealers, retailers, distributors and contractors, all of whom continue to be great partners and key to our growth.

Trex Company, Inc.

Monday, May 08, 2023, 5:00 PM Eastern

Lastly, I want to thank our Senior Vice President, Chief Legal Officer and Secretary, Bill Gupp, who is retiring. Bill has provided valued legal counsel to the Trex team for over 22 years. We wish him and his family the best. Replacing Bill in that role is Amy Fernandez, Vice President, General Counsel and Secretary, who joined Trex in 2022.

Operator, I’d now like to open the call for questions.

QUESTION AND ANSWER

Operator

We will now begin the question and answer session. To ask a question, you may press “*” then “1” on your touchtone phone. If you are using a speakerphone, please pickup your handset before pressing the keys, to withdraw from the question, please press “*” then “2.” We ask that you please limit yourself to one question and one follow-up.

The first question is from Jeffrey Stevenson of Loop Capital. Please go ahead.

Jeffrey Stevenson

Hi, thanks for taking my question and congrats on the nice quarter.

Bryan Fairbanks

Thanks, Jeff.

Jeffrey Stevenson

So gross margin came in better than expected in the first quarter and is tracking ahead of your fiscal ‘23 expectations of 37.5% to 38%. Just wondered how we should think about the cadence of gross margin moving forward? And is there a potential upside to your original expectations due to improved manufacturing efficiencies and cost reduction initiatives?

Dennis Schemm

Yes. Thanks, Jeff. This is Dennis. It’s a great question. If I remember, in Q4, we saw gross margins at 36%. And we suggested we’d be in that range of 150 to 200 basis points better in ‘23. And so we came in at 39.6%. Our teams within R&D, supply chain, manufacturing facilities, they continue to deliver very, very strong results, working really well together. I’m very proud of the team and the management team for delivering these gross margins.

The improvement came across several dimensions, process efficiencies, raw material optimization, raw material utilization as well. And so as I look to Q2, I’m expecting to see gross margin slightly north of 40%. And so as we look to the back half, so I would call it a little early to comment on what those gross margin trends look like. We are committing to our 26% to 27% EBITDA margins.

Jeffrey Stevenson

Okay. That’s very helpful, Dennis. And then my second question is just on how sell-through demand trended through the first quarter and whether there is any impact from wet weather? And then if you could provide an update on what you’ve seen so far in the spring selling season, that would be very helpful as well.

Trex Company, Inc.

Monday, May 08, 2023, 5:00 PM Eastern

Bryan Fairbanks

We’ve been very pleased with the sell-through demand that we saw through the first quarter and even moving up through the month of April as well, roughly speaking, on a flattish basis compared to prior year. From a wet weather perspective, absolutely, the West Coast, we saw an impact from the weather out there. It was offset by good weather in the Midwest and Northeast.

Jeffrey Stevenson

Great. Thank you.

Bryan Fairbanks

Thanks.

Operator

The next question is from Ryan Merkel of William Blair. Please go ahead.

Ryan Merkel

Hey, guys. Thanks for taking the question. I wanted to follow-up on the margin question. Can you just walk through, it sounds like EBITDA margin is going to be the high watermark in the first quarter. Can you just talk about why that is?

Dennis Schemm

We haven’t provided any updated guidance on EBITDA margin by quarter, Ryan. When I’m thinking about Q2, I’m seeing gross margins higher, again, slightly higher than 40%. So that will be higher than the gross margin in Q1. The consideration would be SG&A in Q2 will probably be the highest amount of SG&A spend that we would see during the year, but I would expect EBITDA margins to be correspondingly very strong in Q2. But again, we’re just fully committing to the 26% to 27% for the full year just because of the murkiness in the macroeconomic outlook in the back half.

Ryan Merkel

Yes. Understand that. Okay. And then it looks like the ramp into 2Q sequentially is a little bit bigger than normal. Correct me if I’m wrong on that, but maybe just explain why that is? And just confirm that the channel isn’t restocking here, right? They’re still being pretty cautious on inventory.

Bryan Fairbanks

Due to the conservative inventory build that the channel took during the first quarter and because the market is still remaining relatively healthy at this point, it does require more product moving in during the second quarter. During our last call, we talked about the year having a steeper curve than what we had seen historically because of lower inventory going into the second quarter, and now we’re seeing that impact as we move into the second quarter.

Ryan Merkel

Right. Thank you.

Dennis Schemm

Thanks, Ryan.

Operator

The next question is from Stanley Elliott of Stifel. Please go ahead.

Trex Company, Inc.

Monday, May 08, 2023, 5:00 PM Eastern

Stanley Elliott

Hey, guys. Thank you for the question and congratulations. And just a quick point of clarification. So, on the EBITDA margin, 26% to 27%, what exactly are you all baking in, in terms of sell-through there? And then Bryan, also, I thought I heard you said sell-through was kind of flattish in the quarter, but just to make sure I heard that correctly?

Bryan Fairbanks

Yes, that’s correct. Flattish during the quarter and at this point, as we see Q2, flattish, maybe down 1% or 2%, but overall holding in there pretty well. It’s really the back half of the year that gives us some questions still of the strength of the consumer. So, on a full year basis, it’s a mid-single-digit type decline with Trex numbers.

Stanley Elliott

Right, perfect. And then interesting on the raw material efficiency, can you talk about some of the things you’re doing? Is that strictly the Lineage and the new products that are driving that? Are you making other efficiencies to some of the legacy products? And how should we think about that trajectory longer term?

Bryan Fairbanks

One example of a program we’ve been working on, it started, I guess, in our last year. And it’s how we go about processing our dirtier recycled material into a product that we can use on our manufacturing line. And much likely, we called it the hyper line concept for decking all the way back in 2017. It took us a number of years to fully optimize that technology. That’s the technology that we installed with our new building in Winchester, but this is on the processing side of things. There’s a significant amount of improvement that we’ve seen in that process, and we continue to expect there’s quite a bit more. So, we’ve always expected it. It would be a number of years to gain everything, but we are seeing that improvement coming along, and it is providing us meaningful cost improvements.

Stanley Elliott

Perfect, thanks. Thanks so much. Best of luck.

Bryan Fairbanks

Thanks.

Operator

The next question is from Trey Grooms of Stephens. Please go ahead.

Trey Grooms

Hey, good afternoon. So, I guess, first off, it looks like the year is starting off at pretty decent pace here. I guess you mentioned that your contractors still had pretty good backlogs, but could you give any more color on maybe the kind of lead times that they’re seeing out there and maybe how that compares to kind of a more normal kind of spring selling season?

Bryan Fairbanks

So, you’ll find isolated cases where you’ve got contractors 12, 16 weeks out, and you’ll find isolated cases where a contractor is zero to two weeks out. But for the most part, moving into the busier part of the season, we’re seeing contractors that are three to six weeks out on the projects, which is generally normal, especially coming through the pandemic where contractor lead times were extended.

Trex Company, Inc.

Monday, May 08, 2023, 5:00 PM Eastern

Trey Grooms

Okay. Got it. Thanks for that. And then switching to the balance sheet real quick, your inventory level, how are you thinking about that as we go through the year? And maybe what would you say is kind of an ideal level where you’d like to be by year-end and maybe an ideal level maybe in a more normalized environment?

Dennis Schemm

Trey, this is Dennis. So, it’s a great question. So, from Q4 to Q1, we saw an increase in our inventory as we again prepare for the spring decking season. Now as we move into Q2 and Q3, we would expect those inventory balances to come down fairly significantly. And then we would start building those back up again in Q4. So, the goal is to have roughly speaking here around six to eight weeks of inventory at year-end, and this would compare favorably to what we saw last year, probably around 10 weeks of inventory. So have a nice pickup there from a working capital perspective.

Trey Grooms

Great. Thanks Dennis. Thanks Bryan. Best of luck.

Bryan Fairbanks

Thanks.

Operator

The next question is from John Lovallo of UBS. Please go ahead.

Spencer Kaufman

Hey, guys. Good afternoon. This is actually Spencer Kaufman on for John. Thank you for the questions. I wanted to start on first. It seems like there’s a fair amount of conservatism in the second half guide here, particularly to fall back into the EBITDA margin range if 2Q was going to be as good, if not better than the first quarter. So, can you just help paint that picture for us as to what would need to happen for margins to fall off a couple of hundred basis points to get into that range?

Bryan Fairbanks

Yes. So, we’re continuing to produce in the second quarter, roughly at the same level we produced in the first quarter. But given the seasonal nature of this business, historically, we do start to pull that production back in the back half of the year. So, it does assume that there is a pullback in that production, which, of course, will decrease our utilization and does result in a margin impact to that. But I do think it’s fair to say right now, given what we’re seeing in the market for Q1 and Q2, we are being conservative at this point. We know the economy can shift very quickly on us. We know the consumer, while there’s still a significant amount of excess savings post pandemic that is working its way down. And we read all the same reports that you do that the back half of the year, that consumer may be in a very different situation than they are today.

Spencer Kaufman

Right. Okay. That makes sense. And the buyback announcement is certainly encouraging. How should we think about the timing of executing on this? And is there any change to your strategy overall for buybacks?

Trex Company, Inc.

Monday, May 08, 2023, 5:00 PM Eastern

Bryan Fairbanks

We have a disciplined plan with our buyback. And if you look at what we’ve done historically with the last buyback, we purchased the largest amount of shares at the best value time in the marketplace. It doesn’t mean that our program will always be set that way. But we work very closely with our board of directors to set the parameters. We filed a 10b5-1 plan, so it operates off of that. The management team is not out making stock by decisions on a daily basis here.

Spencer Kaufman

Fair. Thanks, guys. Good luck.

Bryan Fairbanks

Okay. Thank you.

Operator

The next question is from Joe Ahlersmeyer of Deutsche Bank. Please go ahead.

Joe Ahlersmeyer

Hey, guys. Thanks for taking the questions. Nice quarter.

Bryan Fairbanks

Thanks, Joe.

Dennis Schemm

Thanks, Joe.

Joe Ahlersmeyer

Dennis, I just want to clarify, I think I heard you say inventory was up sequentially. Was that on the days or otherwise basis? Is it on a dollars basis, it was down. Maybe you’re talking finished goods inventories up in the quarter?

Dennis Schemm

Yes, finished goods inventory is up in the quarter.

Joe Ahlersmeyer

Got it. Okay. It makes more sense.

Dennis Schemm

Essentially, right, so yes.

Joe Ahlersmeyer

Right. And just maybe zooming in on that point about inventory and sort of in-line with an earlier question, is that the number you’re looking at more around the decision to increase your production rate, your own inventory? Because obviously, you benefited from the longer-run SKUs and being able to build inventory that’s helped your margin in 1Q. Because otherwise, if you’re looking at the sell-through trends as a way to decide if you need to take up production rates, that would seem like it would have told you that in the first quarter?

Bryan Fairbanks

It’s a combination of the inventory that we have on the ground as well as what we see out in the channel. We are comfortable with the level in the channel, albeit it is lower than what it historically would be coming out of Q1. We knew that, and we built our inventory to be able to support that.

Trex Company, Inc.

Monday, May 08, 2023, 5:00 PM Eastern

Joe Ahlersmeyer

Got it. That makes sense. One other thing. You had mentioned branding might be heavier in the front half of the year. Did you see that in the first quarter? Or is your expectation now it’s a little bit more of a smooth curve over the year?

Dennis Schemm

Branding was in-line with where we thought it would be in Q1. We expect it to increase in Q2. So, it will be the heaviest quarter for branding spend.

Bryan Fairbanks

We start our heaviest advertising in March, and that it will continue to drive as we work into the third quarter, but it will decrease somewhat at that point.

Joe Ahlersmeyer

Okay. Got it. Thanks a lot, guys. Good luck.

Bryan Fairbanks

Thanks.

Operator

The next question is from Keith Hughes of Truist. Please go ahead.

Keith Hughes

Thank you. Could you talk about just volume in the quarter? Was volume all the decline or was there any change in price?

Dennis Schemm

This was all volume. And we received probably about $4 million in price, Keith. So, I mean, predominantly all volume.

Keith Hughes

Okay. And a question on the balance sheet, receivables moved a lot from year-end to the quarter. I know they moved up seasonally, but it was particularly large. Could you talk about what’s happening there?

Dennis Schemm

Yes. We returned to more normal or seasonal terms. In the prior years, we were just producing as much as we possibly could to catch demand. Now here we felt like it was a good business practice to return to more normal practices and offer some longer terms given the market conditions that we’re seeing today.

Keith Hughes

Okay. And then final question, Bryan, you had said you were running the same level of production or expected to run the same level of production in the second quarter. Are you talking the same number of days, the same number of units? I mean, usually, you seasonally move up a little bit from the first?

Trex Company, Inc.

Monday, May 08, 2023, 5:00 PM Eastern

Bryan Fairbanks

That’s going to be just about the same number of units.

Keith Hughes

Same number of units. So that would be lower than what you would normally sequentially do, correct?

Bryan Fairbanks

Yes. We also have a little bit higher inventory, knowing that the channel inventory was a little bit lower, the channel usually is going to stock heavier in Q1. Instead, that’s on our ground, and we can keep running at the same rate.

Keith Hughes

Okay. Alright, thank you.

Bryan Fairbanks

Thanks, Keith.

Operator

The next question is from Phil Ng of Jefferies. Please go ahead.

Phil Ng

Hey, guys. Congrats on the really strong quarter. The margins were certainly really impressive. I guess this is a question for Dennis. I know the $1 billion production number is in sales guidance, but if you’re producing to annual revenue run rate of $1 billion in revenues, but also working down your inventories, it sounds like, is it fair to assume that your sales pace is currently actually outpacing your production whilst at least your dollar inventory is down sequentially. So, whether or not you come in at or above that, it’s really, I guess, contingent on how you’re thinking about the back half?

Dennis Schemm

Yes, to your point, it is all about what we’re thinking about the back half. At the end of the day, though, we gave guidance on a production plan, a plan to produce, to support $1 billion in net sales. We’ve never really given guidance on the top line.

Phil Ng

Okay. Fair enough. But it sounds like it’s progressing, tracking ahead of that. So that’s pretty encouraging. And I guess, for Bryan, you mentioned flattish sell-through through the year, so certainly better than the mid-single digit you are working towards from a production standpoint. So, the decking season does come through better than that mid-single-digit decline number. Based on your lead times, would you potentially see upside as early as 2Q or is this more of a 3Q event just based on the lead times? And then ultimately, what are your channel partners kind of messaging in terms of how they’re thinking about sell-through demand this year? I know it’s flattish year-to-date, but any color on how they’re thinking about the year shaping up?

Bryan Fairbanks

I think we would primarily see that in the third quarter, and some of it may tail into the fourth quarter as we get back to the right level of inventory for year-end.

Trex Company, Inc.

Monday, May 08, 2023, 5:00 PM Eastern

Phil Ng

Okay. Any comments on what your channel partners are saying for the full year in terms of sell-through, your expectations so far?

Bryan Fairbanks

Our channel partners, they’re conservative. They took a conservative inventory in the first quarter, and I expect they will continue to be conservative as they go through the year.

Phil Ng

Okay. Super. Thanks for all the great color.

Bryan Fairbanks

Thanks.

Operator

The next question is from Alex Rygiel of B Riley. Please go ahead.

Alex Rygiel

Thanks for a nice quarter, gentlemen. As it relates to Arkansas, what production rate might you reaccelerate the business, the build plan?

Bryan Fairbanks

I think where we stand at this point, we have the capacity in our existing facilities to get us out to, we talked about, a late ‘25 for plastic processing and then into early 2026 for actual decking production. I think we’re pretty committed to that at this point. If we do see a significant shift, we could probably pull that ahead a little bit. But given the amount of work it takes to do a greenfield site, that’s the right timing. And we have the capacity available in Winchester. And finally, we would have to run at a much higher utilization to be able to support that, but we have the ability to do that.

Alex Rygiel

And how do you think about seasonality in the second half of the year? I know we were talking that maybe pull-through demand would be sort of normal to [indiscernible] seasonal trends here. Do you still see that playing out in the second half of the year?

Bryan Fairbanks

I think you’ll see that the two halves look similar to what it is historically, but I did say it was a steeper curve going into the second and third, and then I think the curve drops off to a little bit larger extent in the fourth quarter, again, where I fully expect the channel to continue withholding conservative inventories.

Alex Rygiel

Thank you.

Bryan Fairbanks

Thanks.

Operator

The next question is from Adam Baumgarten of Zelman. Please go ahead.

Trex Company, Inc.

Monday, May 08, 2023, 5:00 PM Eastern

Adam Baumgarten

Hey, thanks, guys. Thank you for taking my question. I guess just on the topic of deflation or even inflation, what are you guys seeing from that perspective?

Bryan Fairbanks

We talked about there being moderation in inflation over the last couple of calls. We continue to see that. There’s a few selective things. This is more of a specialty materials that we’ve been able to continue to push some price increases through. Probably the one thing that we have seen some deflation on and we don’t use that much of it is going to be a virgin polyethylene. That probably is the largest deflation that we’ve seen out there. So, we have some benefit from that, but it’s not driving the majority of that benefit you saw in the first quarter was out performance and our continuous improvement initiatives.

Adam Baumgarten

Okay. So similar outlook, it sounds like in last quarter for the year?

Bryan Fairbanks

Yes.

Adam Baumgarten

Okay. And then I guess just touching on the different channels, any material difference in demand patterns in retail versus the wholesale channel?

Bryan Fairbanks

Timing tends to be different. We see the peak of the retail channel has a much higher peak as it moves into the second and third quarter as more DIY business is completed during that time. Whereas the Pro-side of the market is a little bit more leveled, it still peaks in those summer months out there. But overall, we’re still seeing good performance from all the channels.

Adam Baumgarten

Okay. Great. Thanks.

Operator

The next question is from Reuben Garner of The Benchmark Company. Please go ahead.

Reuben Garner

Thank you. Good evening, everyone and congrats on the strong results. So, in the past, you’ve referenced traffic to your website. Is there anything that you guys have seen internally that’s given you pause about the consumer in the second half? Or is it really just high-level conservativeness just given the macro and news in general?

Bryan Fairbanks

I think the biggest change that we’ve seen, we didn’t go as heavily with marketing in the past couple of years. And this year, we’re back into normalized marketing again. So, we supported that web traffic with marketing, and that will continue in the second quarter of this year. But overall, we’ve seen good web results coming through, and that’s a positive time for the consumer.

Trex Company, Inc.

Monday, May 08, 2023, 5:00 PM Eastern

Reuben Garner

Great. And then, Dennis, you referenced your commitment to the 26% to 27% EBITDA margin for the year. I’m curious, if you were to come in maybe better than expected on top line or gross margin or both as we get into the second half, would that imply there’s room for more spending on the SG&A side to ramp marketing and branding even further? Or would there be upside from a margin perspective if the top line progresses better than you’re expecting?

Dennis Schemm

Yes. Honestly, I mean, if things progress better, right, I mean we’ve talked about gross margin improvement for every $100 million in net sales that we produced too, that’s another 100 to 150 basis points of gross margin improvement. So that in itself is a significant deal. So, if things really do accelerate in the back half, then that would lead to higher gross margins and would give us that ability as well to spend more on the SG&A side.

Bryan Fairbanks

Our marketing team is very focused on making sure that the funds that they’re spending, they’re bringing consumers through the door for our channel partners. So, we see the opportunity as we move later into the third quarter that by putting some more dollars into marketing can continue to drive that demand and we end up finishing at the higher end of that SG&A guidance. That’s absolutely a possibility.

Reuben Garner

Perfect, thanks, guys. Congrats again, and good luck.

Operator

The next question is from Matthew Bouley of Barclays. Please go ahead.

Matthew Bouley

Hey, good evening, guys. Thanks for taking the questions. I think you mentioned at the top that the wood conversion was continuing at an accelerated pace. I think you said the penetration right now is still around 25%. I recall there was some uncertainty in how that would play out this year. So just kind of given what you’re seeing on the ground today, what’s your sort of latest thoughts and where penetration get to over the next 24 months?

Bryan Fairbanks

Yes. So, talking with our contractors, we’ve heard consistently that Trex composites are not going backwards against wood in spite of the fact that wood has dropped down. Over the long term, I expect with the product portfolio that Trex has today, supported by the enhanced product line, basics and naturals primarily intended to go after that wood buyer, we can convert at 200 basis points a year. So, we’ve seen whether we can achieve that this year with the economic conditions around us. But really, it’s a long-term opportunity for Trex to be able to drive up towards that 45%-50% of the marketplace.

Matthew Bouley

Got you. Okay. That’s great color. And then secondly, just kind of given how the housing market is evolving here and you’re clearly seeing some strength on the new construction side. I recall a couple of years ago, you guys had spoken to perhaps allocating some of your capacity, if possible, towards the homebuilder channel. Any thoughts on how that might play out this year given that strength on the homebuilder side?

Bryan Fairbanks

We do have some specific individuals within our sales team, where they’re 100% of their focus is on the new builders. During the pandemic, they were building everything they could. It was really kind of difficult to get time with them. But now that the business is changing a little bit and

Trex Company, Inc.

Monday, May 08, 2023, 5:00 PM Eastern

people are looking for more value in these expensive homes, we’re absolutely having some really good discussions and showing some of these larger builders how they can add value to their home by including a Trex deck and making it more marketable. More to come on that but we are making inroads with it.

Matthew Bouley

Great. Alright. Thanks Bryan. Goodbye.

Operator

The next question is from Ketan Mamtora of BMO Capital Markets. Please go ahead.

Ketan Mamtora

Thank you and congrats on a strong quarter. I’m curious, either Bryan or Dennis, with this uncertain economic backdrop, does this create any M&A opportunity perhaps to expand into adjacent product categories?

Bryan Fairbanks

Well, I think there’s the opportunity for it. I was impressed with the Fortune Brands announcement earlier today, which was an eight or a nine multiple out there. We see the right opportunities where we can leverage Trex’s expertise to get it at the right multiple, and then drive the kind of growth and returns our shareholders expect from us. There’s significant multiple opportunity out there.

Ketan Mamtora

And Bryan, are there any product categories within residential, which would be kind of interesting to Trex, just at a high level?

Bryan Fairbanks

Not that I would be willing to discuss on this call.

Ketan Mamtora

Understood. I will turn it over. Thank you.

Operator

The next question is from Rafe Jadrosich of Bank of America. Please go ahead.

Rafe Jadrosich

Hi, good afternoon. Thanks for taking my questions. What type of sellout would you need to see to ramp up production above that $1 billion current run rate?

Bryan Fairbanks

We would need to see growth in the second quarter and then continue to see that into at least the first couple of months of the third quarter. I think at that point, we would look at continuing running at a higher capacity utilization as we move into the back half of the year.

Rafe Jadrosich

When you say growth, do you mean on a year-over-year basis sell-out growth?

Bryan Fairbanks

Yes, on a year-over-year sell-out basis when I talk about consumer or channel selling out.

Trex Company, Inc.

Monday, May 08, 2023, 5:00 PM Eastern

Rafe Jadrosich

Got it. Okay. That’s helpful. And then in the buckets of gross margin improvement that you called out between raw material optimization, the processes and the streamlining, can you talk about which of those were the largest drivers? And then going forward is there any additional opportunity within those or anything temporary that happened in the first quarter that won’t continue?

Dennis Schemm

These are cost savings initiatives and continuous improvement initiatives that we’ve captured now that they’re locked in. And so, we fully expect to reap the benefits of those going forward. Relative to what drove more or less of that good guide, I’d say it was pretty evenly split across the process efficiencies, the raw material optimization and improvements to raw material processing.

Rafe Jadrosich

Thank you. That’s helpful.

Dennis Schemm

Thanks Rafe.

Operator

The next question is from Dan Oppenheim of Credit Suisse. Please go ahead.

Dan Oppenheim

Thanks very much. Just a quick question here, you talked about the receivables and going back in terms of the terms. But also, when you talked about keeping inventory levels very conservative, it sounds though that you wouldn’t say that there was really any sort of real improvement or increase in sales driven by the change in terms, but you’re offering that. And so, just trying to think about that program relative...

Dennis Schemm

You’ve cut out on us here. So, I’m not sure I got the full question. But the reality is these were more historical or seasonal terms that we’ve given out over the years. And so, we felt like it was a good practice to revert back to those historical norms relative to the terms since we had plenty of capacity, we had the inventory in play, and we knew that our channel was looking at things more conservatively.

Bryan Fairbanks

Those terms provide the incentive to the channel to hold on to that inventory. Would I like to have seen inventory to be a little bit heavier going into Q2? Absolutely, but having those terms there helps us get to where we need to be moving into the busiest seasonal part of the year.

Dan Oppenheim

Great. Thanks very much.

Operator

The next question comes from Michael Rehaut of JP Morgan. Please go ahead.

Trex Company, Inc.

Monday, May 08, 2023, 5:00 PM Eastern

Michael Rehaut

Good afternoon. Thanks for taking my questions. First, I just wanted to look at seasonality and how it typically plays out through the year, if you go back and you look at 2016 to 2019 or so, 2020 even if you can consider that normal, but there’s definitely a pattern where back half sales are anywhere from 5% to 20% less than first half sales, and 2Q is actually, more often than not, a high watermark. And I think following that pattern, gross margins in the back half can be anywhere from 200 to 400 basis points lower than the front half. So, as we think about this year and to the extent that demand patterns, at least on an end-market basis, are reverting to normal, is there any reason to not expect that typical seasonality to display itself this year?

Bryan Fairbanks

I think the question is really with the consumer in the back half. So, if we were talking about a fully normalized environment, I’m right there with you. But the question is how is that consumer going to hold up as we get to the back half of the year.

Michael Rehaut

Okay. I appreciate that. I guess, also on the end-market demand. I think you indicated that sell-through you were looking at was, has been roughly flattish or you expect it to be kind of flattish in the first half of the year and down maybe mid-single-digits, if I heard right, in the back half? Your other public competitor talked about sell-through in the past quarter or two being down maybe high-single-digits. I was wondering to the extent that you’re aware of those prior comments, if there might be any differences between the two of you or differences between your businesses or such that might explain that difference?

Bryan Fairbanks

I can’t really speak to their comments. But from Trex’s perspective, we have the best channel partners. We have products that meet all segments of the market. We’ve got a couple of new products at the high end of the marketplace to ensure that we’re holding on to people at the premium level, and that’s what helped to drive the performance that we’ve seen in the first quarter and where we’re expecting to be at least in the second quarter.

Operator

This concludes our question and answer session. I would like to turn the conference back over to Bryan Fairbanks for closing remarks.

CONCLUSION

Bryan Fairbanks

Thank you for your questions and your attendance on today’s call. We look forward to speaking with many of you during the quarter at conferences and other events. Have a great evening. Thanks.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

Trex Company, Inc.

Monday, May 08, 2023, 5:00 PM Eastern